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                                                                  Exhibit 11 (C)



                                    EXHIBIT
                       Computation of Earnings Per Share
                          Year Ended December 31, 1994
                     (in thousands, except per share data)

                                                                               Assuming
                                                               Primary       Full Dilution
                                                           -------------    --------------
Weighted average common shares outstanding                        11,576            11,576
Other dilutive securities                                             49             1,694
                                                           -------------    --------------

Total shares outstanding for calculation                          11,625            13,270
                                                           =============    ==============

Net income - as reported                                   $         571    $          571
Deduct:  Dividends on Cumulative
  Convertible Preferred Stock                                        (62)              (62)
                                                           -------------    --------------

Net income for calculation                                 $         509    $          509
                                                           =============    ==============

Net income per share                                       $         .04    $          .04
                                                           =============    ==============